Exhibit 99.1

InterDigital Prevails Against Samsung in ICC Arbitration Proceeding

Tribunal Determines That Prior Arbitration Award Against Samsung (Currently $153 Million) Is Not Affected by 2006 Nokia-InterDigital Settlement Agreement

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ: IDCC) announced today that the Arbitral Tribunal operating under the auspices of the International Court of Arbitration of the International Chamber of Commerce (ICC) in the arbitration proceeding between InterDigital’s wholly-owned subsidiaries InterDigital Communications, LLC and InterDigital Technology Corporation (InterDigital) and Samsung Electronics Co., Ltd. (Samsung) has issued a Partial Final Award. Among its determinations, the Tribunal concluded that the April 2006 Nokia-InterDigital settlement agreement does not affect Samsung’s royalty obligations to InterDigital for the sale of single mode 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE terminal units (“covered products”) through 2006 as set forth in the prior September 2006 arbitration award. Under the September 2006 award, Samsung was ordered to pay approximately $134 million plus interest for sales of covered products through 2005. The September 2006 award also provided the royalty rate to be applied for Samsung’s sales of covered products for 2006. The total amount of royalties for 2006 will be determined by the Tribunal at a later date.

“We are pleased that the Tribunal’s decision confirms our view that Samsung’s legal challenges amounted to conscious gamesmanship and that the previous arbitration award is not open to any meaningful challenge,” said Lawrence F. Shay, President of Patent Licensing. “We are also confident that Samsung’s appeal of the September 2006 award before the Second Circuit will fail and that InterDigital will be paid the amounts owed.”

The Second Circuit appeal was filed by Samsung in December 2007 and secured by Samsung’s posting of a bond in the amount of approximately $166.7 million. In May 2008, the Second Circuit granted Samsung’s motion to stay its appeal pending receipt of this Partial Final Award. Samsung has now withdrawn its opposition to a motion previously filed by InterDigital to vacate the stay in the Second Circuit.

William J. Merritt, InterDigital’s President and Chief Executive Officer, added: “This decision, combined with the positive decision from the Second Circuit regarding Nokia reported earlier today, and what we believe was a very successful evidentiary hearing before the U.S. International Trade Commission regarding Samsung’s infringement of InterDigital’s 3G patents earlier this month, continue to provide the appropriate incentives to all parties to find an amicable resolution to the current patent licensing disputes.”

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital’s differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding our current beliefs with respect to the effect of the award. Words such as “will” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) other challenges to the September 2006 award and (ii) an adverse decision in Samsung’s appeal of the September 2006 award before the Second Circuit. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1-610-878-7800
jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1-610-878-7800
janet.point@interdigital.com